EXHIBIT 3(a)(ii)

                       1ST ATLANTIC GUARANTY CORPORATION
                             ARTICLES OF AMENDMENT

      1st Atlantic Guaranty Corporation, a corporation organized and existing under and by virtue of the Maryland General Corporation Law of the State of Maryland (hereinafter, "Corporation"), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

      FIRST: In accordance with Section 2-607 of the Maryland General Corporation Law, this Amendment to the Articles of Incorporation of the Corporation as set forth below was approved by a majority of the entire Board of Directors of the Corporation, and no stock entitled to be voted on this matter was outstanding or subscribed for at the time of approval.

      SECOND: The Articles of Incorporation of the Corporation are hereby amended by changing Article FOURTH thereof so that, as amended, said Article shall be and read as follows:

      "FOURTH: The address of the principal office of the Corporation in the State of Maryland is: 1st Atlantic Guaranty Corporation, 4847 Cordell Avenue, Suite 200, Bethesda, MD 20814. The name and address of the resident agent of the Corporation in the State of Maryland is John J. Lawbaugh, 4847 Cordell Avenue, Suite 200, Bethesda, MD 20814. The resident agent resides in, and is a citizen of, the State of Maryland."

      THIRD: The Articles of Incorporation of the Corporation are hereby amended by changing Article FIFTH (A) thereof to increase the authorized stock of the Corporation, all of which is designated as Common Stock, from a total of Ten Million (10,000,000) shares, par value of One Cent ($0.01) per share, such shares having an aggregate par value of One Hundred Thousand Dollars
($100,000), to Fourteen Million, Five Hundred Thousand (14,500,000) shares, par value of One Cent ($0.01) per share, such shares having an aggregate par value of One Hundred Forty-Five Thousand Dollars ($145,000), so that, as amended, said Article shall be and read as follows:

      "(A) GENERAL. The total number of shares of stock which the Corporation, by resolution or resolutions of the Board of Directors, shall have authority to issue is Fourteen Million, Five Hundred Thousand (14,500,000) shares, par value of One Cent ($0.01) per share, such shares having an aggregate par value of One Hundred Forty-Five Thousand Dollars ($145,000). All such shares are herein classified as "Common Stock," subject, however, to the authority hereinafter granted to the Board of Directors to classify or reclassify any such shares that are issued in accordance with subparagraph (B) below."


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      IN WITNESS  WHEREOF,  in accordance with Sections 1-301 and 1-302 of the
Maryland General Corporation Law, the Corporation has caused these Articles of Amendment to be signed and acknowledged in its name and on its behalf by its President, and witnessed by its Secretary, and the undersigned President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties for perjury.

ATTEST:                                    1ST ATLANTIC GUARANTY
                                           CORPORATION

 /s/BRIAN P. SMITH   Date: 9-10-98         /s/JOHN J. LAWBAUGH   Date: 9-10-98
 -----------------   -------------         -------------------   -------------
 Brian P. Smith                            John J. Lawbaugh
 Secretary                                 President